EXHIBIT 16

                                 August 20, 2004

                       Securities and Exchange Commission
                             Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Balchem Corporation and, under the date of February 6, 2004, we reported on the consolidated financial statements of Balchem Corporation and subsidiaries as of and for the years ended December 31, 2003 and 2002. On August 18, 2004, we resigned. We have read Balchem Corporation's statements included under Item 4 of its Form 8-K dated August 20, 2004, and we agree with such statements. Very truly yours,

/s/ KPMG LLP